As filed with the Securities and Exchange Commission on July 31, 2008

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________

GOFISH CORPORATION
(Exact name of registrant as specified in its charter)
________________________
Nevada	20-2471683
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
706 Mission Street, 10th Floor
San Francisco, CA 94103
(Address, including Zip Code, of Principal Executive Offices)
_________________________________

GoFish Corporation 2008 Stock Incentive Plan
(Full title of the plan)
_________________________________

Tabreez Verjee, President
GoFish Corporation
706 Mission Street, 10th Floor
San Francisco, CA 94103
(415) 738-8706
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)
_________________________________

Copies to:
John W. Campbell III, Esq.
Raymond T. Hum, Esq.
Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105-2482
(415) 268-7000
(415) 268-7522 fax
___________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.001 per share	1,500,000 (2)	$0.23 (3)	$345,000	$13.56

(1)
In accordance with Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock, par value $0.001 per share, of the Registrant (“Common Stock”), that may be issued or issuable as a result of stock splits, stock dividends, combinations or reclassifications of shares of Common Stock, or similar transactions affecting shares of Common Stock pursuant to the adjustment provisions of the GoFish Corporation 2008 Stock Incentive Plan (the “2008 Plan”).

(2)	This total represents the number of shares of Common stock authorized to be issued under the 2008 Plan.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933 and based upon the average of the bid and asked price of the Common Stock on July 28, 2008 as reported on the OTC Bulletin Board.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants in the GoFish Corporation 2008 Stock Incentive Plan (the “2008 Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants in the 2008 Plan as specified by Rule 428(b) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by GoFish Corporation (“we,” “our” or “us”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007, as amended;

(b)	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008;

(c)	Our Current Report on Form 8-K filed with the Commission on April 21, 2008;

(d)	Our Current Report on Form 8-K filed with the Commission on June 9, 2008; and

(e)	Our Current Report on Form 8-K filed with the Commission on July 3, 2008.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated herein by reference, unless expressly incorporated into this Registration Statement.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Authorized Capital Stock

Our Articles of Incorporation, as amended, authorize the issuance of 310,000,000 shares of capital stock, of which there are authorized 300,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of blank-check preferred stock, par value $0.001 per share. On the close of business on October 9, 2006, we effected an 8.333334-for-1 forward stock split in the form of a stock dividend with respect to our common stock.

Capital Stock Issued and Outstanding

As of July 15, 2008, we had issued and outstanding:

•	25,494,739 shares of common stock;

•	0 shares of preferred stock;

•
options to purchase 17,652,739 shares of our common stock, including options to purchase 418,609 shares of common stock under our 2004 Stock Plan (the “2004 Plan”), options to purchase 926,771 shares of common stock under our 2006 Equity Incentive Plan (the “2006 Plan”), options to purchase 16,100,359 shares of common stock under our 2007 Non-Qualified Stock Option (the “2007 Plan”) and options to purchase 207,000 shares of common stock under the 2008 Plan; and

•
warrants to purchase 12,066,608 shares of our common stock, including warrants to purchase 3,133,333 shares of our common stock issued to the investors and a financial advisor in our private offering which closed on October 27, 2006, warrants to purchase 80,510 shares of our common stock issued to the former warrantholders of GoFish Technologies, Inc. in connection with the October 27, 2006 merger between GF Acquisition Corp., GoFish Technologies, Inc. and the former shareholders of GoFish Technologies, Inc., warrants to purchase 166,667 shares of our common stock issued to designees of Kaleidoscope Sports and Entertainment LLC (“KSE”) in connection with our Amended and Restated Strategic Alliance Agreement with KSE, warrants to purchase 3,862,500 shares of our common stock issued to investors in our June 2007 private placement, warrants to purchase 309,000 shares of our common stock issued to the placement agents in our June 2007 private placement, warrants to purchase 46,875 shares of our common stock issued to an accredited investor in November 2007, warrants to purchase 300,000 shares of our common stock issued to MiniClip Limited, warrants to purchase 120,000 shares of our common stock issued to The Investor Relations Group (“IRG”) in connection with our letter agreement with IRG, a warrant to purchase 50,000 shares of our common stock issued to Catalyst Strategy, Inc. (“Catalyst”) in connection with our services agreement with Catalyst, and the 2008 Warrants to purchase 3,997,723 shares of our common stock.

The following description of our capital stock is derived from the provisions of our articles of incorporation and by-laws, the terms of the warrants, registration rights agreements and option agreements executed by us, as well as provisions of applicable law. Such description is not intended to be complete and is qualified in its entirety by reference to the relevant provisions of our articles of incorporation and by-laws, which have been publicly filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Description of Common Stock

We are authorized to issue 300,000,000 shares of common stock, 25,494,739 shares of which are issued and outstanding. The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law, and subject to any voting rights granted to holders of any preferred stock, amendments to our Articles of Incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of common stock. The Articles of Incorporation do not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, our common stock holders will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available. Subject to any preferential rights of any outstanding series of preferred stock, upon liquidation, dissolution or winding up of us, our common stock holders will be entitled to receive pro rata all assets available for distribution to such holders.

Description of Preferred Stock

We are authorized to issue 10 million shares of “blank check” preferred stock, $0.001 par value per share, none of which as of the date hereof is designated or outstanding. Our board of directors is vested with authority to divide the shares of preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series. Once authorized, the dividend or interest rates, conversion rates, voting rights, redemption prices, maturity dates and similar characteristics of the preferred stock will be determined by our board of directors, without the necessity of obtaining approval of our stockholders.

Description of Warrants

In connection with the October 27, 2006 consummation of two mergers and a private placement, we issued 8,266,669 warrants to investors and a financial advisor in the private placement (the “Investor Warrants”) and issued 80,510 warrants to the former warrantholders of GoFish Technologies, Inc. (the “Merger Warrants”). Each Investor Warrant gives the holder the right to purchase one half share of our common stock for a period of five years at an exercise price of $1.72 per share, which is the revised exercise price of such warrants as a result of the triggering of the anti-dilution provision of such warrants caused by our issuance of the June 2007 Notes in our June 2007 Private Placement with a conversion price of $1.60 per share. 2,000,000 of the Investor Warrants were exercised for the purchase of 1,000,000 shares of our common stock in January 2007. Each Merger Warrant, as amended, gives the holder the right to purchase one share of our common stock until October 2008 at an exercise price of $0.61 per share.

The Investor Warrants are callable by us under certain circumstances. At the option of the holder, the Investor Warrants may be exercised by cash payment of the exercise price or, in the event that this Registration Statement is not declared effective by the SEC on or before October 26, 2007, by “cashless exercise.” A “cashless exercise” means that in lieu of paying the aggregate purchase price for the shares being purchased upon exercise of the warrants in cash, the holder will forfeit a number of shares underlying the Investor Warrants with a “fair market value” equal to such aggregate exercise price. We will not receive additional proceeds if the Investor Warrants are exercised by cashless exercise.

The exercise price and number of shares of our common stock issuable on exercise of the Investor Warrants and Merger Warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation.

In connection with our original Strategic Alliance Agreement, effective as of January 1, 2007, with KSE, we issued 500,000 warrants to KSE. Each warrant gave the holder the right to purchase one share of our common stock for a period of up to five years at an exercise price of $3.00 per share. The issued base warrants originally were to vest one-third on July 1, 2007 and one-eighteenth per month (in arrears) for each of the remaining 12 months of the term. The original Strategic Alliance Agreement was amended twice to delay a portion of the vesting of the issued base warrants so that such warrants vest four-ninths on September 1, 2007 and one-eighteenth per month (in arrears) for each month of the remaining term. On August 10, 2007, we entered into an Amended and Restated Strategic Alliance Agreement with KSE, which amended and restated the original Strategic Alliance Agreement. Pursuant to the Amended and Restated Strategic Alliance Agreement, KSE surrendered such warrants in return for new warrants to purchase 166,667 shares of our common stock, exercisable at a price of $3.00 per share, upon commencement of the term of the Amended and Restated Strategic Alliance Agreement.

In connection with our June 2007 private placement, we issued an aggregate of 3,862,500 warrants to investors, each exercisable to purchase one share of our common stock at a price of $1.75 per share at any time during a five year period commencing on the one year anniversary of the issuance date. The warrants contain a cashless exercise provision. We also issued an aggregate of 309,000 warrants to the placement agents for the offering, 193,125 of which have an exercise price of $1.60 and 115,875 of which have an exercise price of $1.75. In November 2007, we issued to an accredited investor warrants to purchase 46,875 shares of our common stock at an exercise price of $1.75. These warrants are substantially identical to the warrants issued to the investors in the offering except that they are exercisable at any time during a four year period commencing on the one year anniversary of the issuance date and except for the $1.60 exercise price applicable to 193,125 of the warrants.

On December 10, 2007, we entered into a stock and warrant issuance agreement with MiniClip Limited, pursuant to which we agreed to issue 300,000 shares of our common stock and a warrant to purchase an additional 300,000 shares of our common stock at an exercise price of $1.75 per share for a period of five years. On July 1, 2008, MiniClip Limited's right to purchase 150,000 shares of our common stock pursuant to the warrants will vest on January 1, 2009, provided that the advertising representation agreement between the Company and MiniClip Limited remains in effect.

In connection with an engagement agreement with IRG, on February 28, 2008 we issued warrants to purchase an aggregate of 120,000 shares of our common stock for a period of five years at an exercise price of $1.75 per share to designees of IRG. The IRG designees' right to purchase shares of our common stock pursuant to the warrants will vest monthly at the rate of 1/24th per month, provided that the engagement agreement between IRG and the Company remains in effect. Also on February 28, 2008, in connection with a services agreement between the Company and Catalyst, we issued a warrant to purchase 50,000 shares of our common stock for a period of five years to Catalyst at an exercise price of $1.75 per share. Catalyst's right to purchase shares of our common stock pursuant to the warrant will vest monthly at the rate of 1/4th per month, provided that the services agreement between Catalyst and the Company remains in effect.

In two separate closings, on April 18, 2008 and June 30, 2008, we sold unsecured convertible original issue discount notes due June 8, 2010 in the aggregate principal amount of $4,117,647.06 (the “2008 Notes”) and warrants (“2008 Warrants”) to purchase an aggregate of 3,997,723 shares of our common stock, in a private placement transaction for an aggregate purchase price of $3,500,000. The 2008 Notes are discounted 15% from their respective principal amounts, and will bear interest at a rate of 15% per annum beginning one year from the date of issuance, payable on any conversion date or the maturity date of the 2008 Notes in cash or shares of our common stock, at the investor’s option. The 2008 Notes will mature on June 8, 2010 and will be convertible into shares of our common stock, at the investor’s option, 181 days after the date of issuance at a conversion price of $2.06 per share, subject to full-ratchet anti-dilution protection.

Description of Options

As of July 15, 2008, we have an aggregate of 17,652,739 options issued and outstanding, including 418,609 options under our 2004 Plan, 926,771 under our 2006 Plan, 16,100,359 under our 2007 Plan and 207,000 under our 2008 Plan. All of the outstanding options under our 2004 Plan are incentive stock options. 54,346 of the outstanding options under our 2004 Plan are exercisable at a price of $1.50 per share. 364,263 of the outstanding options under our 2004 Plan are exercisable at a price of $0.058 per share. 500,000 of the outstanding options issued under our 2006 Plan are non-statutory stock options and 426,771 of the outstanding options issued under our 2006 Plan are incentive stock options. 562,500 of the outstanding options under our 2006 Plan are exercisable at a price of $1.50 per share; 50,000 are exercisable at a price of $3.08 per share; 64,271 are exercisable at a price of $3.65 per share; 15,000 are exercisable at a price of $3.78 per share; 65,000 are exercisable at a price of $3.80 per share; and 170,000 are exercisable at a price of $5.79 per share. All of the outstanding options under our 2007 Plan are non-statutory stock options. 750,000 of the outstanding options are exercisable at a price of $1.50 per share; 2,500,000 are exercisable at a price of $0.80 per share; 2,030,359 are exercisable at a price of $0.37 per share; 4,840,000 are exercisable at a price of $0.35 per share ; 400,000 are exercisable at a price of $0.29 per share; 400,000 are exercisable at a price of $0.27 per share; 130,000 are exercisable at a price of $0.42 per share; and 5,050,000 are exercisable at a price of $0.23 per share. 20,000 of the outstanding options issued under our 2008 Plan are non-statutory stock options and are exercisable at $0.24 per share; and 187,000 of the outstanding options issued under our 2008 Plan are incentive stock options and all are exercisable at $0.24 per share. As of July 15, 2008 approximately 409,514 of the issued and outstanding options under the 2004 Option Plan were fully vested; approximately 447,292 of the issued and outstanding options under the 2006 Plan were fully vested; approximately 4,126,320 of the issued and outstanding options under the 2007 Option Plan were fully vested; and approximately 31,375 of the issued and outstanding options under the 2008 Option Plan were fully vested.

Registration Rights Agreements

Pursuant to the registration rights agreement, as amended, entered into between us and the investors in our private offering of securities which we closed on October 27, 2006, we were obligated to file a registration statement with the SEC on or before April 30, 2007 registering for resale all of the shares of common stock, including shares underlying warrants, sold to investors in the offering, as well as certain shares of our common stock issued to a financial advisor in connection with the offering. We were further obligated to have the registration statement declared effective within 120 days of the initial filing date. If the shares were not registered according to the terms of the registration rights agreement, then we were required make payments to each investor at a rate equal to 1% of the purchase price per share of registrable securities then held by each investor monthly, for each calendar month of the registration default period. As discussed in greater detail under “Business - October 2006 Private Placement” we were in default under the registration rights agreement as we did not meet the effectiveness deadline. The terms of the registration rights agreement further provided that we could not file or request acceleration of any other registration statement until the registration statement covering the registrable securities issued to investors in the offering has been declared effective by the SEC. Under the registration rights agreement, we have agreed to use commercially reasonable efforts to maintain the effectiveness of this registration statements through the second anniversary of the date this registration statements was declared effective by the SEC or until Rule 144(k) of the Securities Act is available to the investors in the offering with respect to all of their shares, whichever is earlier.

We entered into a registration rights agreement pursuant to our June 7, 2007 Purchase Agreement. Under the terms thereof, we agreed to prepare and file a registration statement to register for resale the shares of our common stock issuable upon conversion of the notes and warrants issued pursuant to the Purchase Agreement on or prior to the earlier of (i) 30 days from the effective date of this registration statement and (ii) 60 days following the closing date of the June 2007 private placement. We further agreed to use our reasonable best efforts to cause the registration statement to be declared effective as soon as possible, but no later than the earlier of (i) 70 days from the initial filing date and (ii) the fifth trading day following notice from the Securities and Exchange Commission that the registration statement will not be reviewed or is no longer subject to further review and comments. The registration rights agreement also provides for us to make payments of partial liquidated damages to the investors under certain circumstances based on our failure to file the registration statement on time, have it declared effective on time, or maintain the effectiveness of the registration statement for a certain period of time.

Indemnification; Limitation of Liability

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

Our bylaws include an indemnification provision under which we have the power to indemnify our directors and officers (including heirs and personal representatives) against all costs, charges and expenses actually and reasonably incurred, including an amount paid to settle an action or satisfy a judgment to which the director or officer is made a party by reason of being or having been a director or officer of ours or any of our subsidiaries.

Our bylaws also provide that our directors may cause us to purchase and maintain insurance for the benefit of a person who is or was serving as a director, officer, employee or agent of ours or any of our subsidiaries (including heirs and personal representatives) against a liability incurred by him/her as a director, officer, employee or agent.

Our indemnification agreements with certain of our executive officers and directors contain provisions which require us to indemnify them for costs, charges and expenses incurred in connection with their service as such. We are required to provide such indemnification if (i) the executive officer acted honestly and in good faith with a view to our best interests, and (ii) in the case of a criminal action or proceeding, the executive officer had reasonable grounds for believing that his conduct was lawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Anti-Takeover Effects of Provisions of Nevada State Law

We may be or in the future we may become subject to Nevada's control share law. A corporation is subject to Nevada's control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and if the corporation does business in Nevada or through an affiliated corporation.

The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares is sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with it, obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder's shares.

Nevada's control share law may have the effect of discouraging corporate takeovers.

In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations and "interested stockholders" for three years after the "interested stockholder" first becomes an "interested stockholder" unless the corporation's board of directors approves the combination in advance. For purposes of Nevada law, an "interested stockholder" is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term "business combination" is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation's assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada's business combination law is to potentially discourage parties interested in taking control of us from doing so if it cannot obtain the approval of our board of directors.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Nevada law, a corporation shall indemnify a director or officer against expenses, including attorneys’ fees, actually and reasonably incurred by him, to the extent the director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding. A corporation may indemnify a director or officer who was or is a party or is threatened to e made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him/her in connection with the action, suit or proceeding. Excepted from that immunity are:

•	A willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest;

•	A violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

•	A transaction from which the director derived an improper personal profit; and

•	Willful misconduct.

Our bylaws include an indemnification provision under which we have the power to indemnify our directors, officers, employees and other agents (including heirs and personal representatives) against all costs, charges and expenses actually and reasonably incurred, including an amount paid to settle an action or satisfy a judgment to which the director or officer is made a party by reason of being or having been a director or officer of ours. Our bylaws further provide for the advancement of all expenses incurred in connection with a proceeding upon receipt of an undertaking by or on behalf of such person to repay such amounts if it is determined that the party is not entitled to be indemnified under our bylaws. No advance will be made by us to a party if it is determined that the party acted in bad faith. The indemnification rights are contractual rights and will continue as to a person who has ceased to be a director, officer, employee, or other agent, and will inure to the benefit of the heirs, executors, and administrators of such a person.

We have entered into indemnity agreements with certain of our directors and executive officers. Each of these indemnity agreements generally provides for indemnification of certain expenses, judgments, fines, and settlement amounts incurred by such director or executive officer in any action or proceeding, including any action by or in the right of ours arising out of his services to us, to any of our subsidiaries, or to any other company or enterprise to which he provides services at our request. Each of these indemnity agreements generally provide for the advancement of expenses, make indemnification contingent on his good faith in acting or failing to act, and excepts the obligation to indemnify for expenses or liabilities paid directly to him by directors’ and officers’ insurance.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement on Form S-8:

Exhibit No.	Description	Filed Herewith or Incorporated by Reference

4.1	Articles of Incorporation of GoFish Corporation (f/k/a Unibio Inc.) filed with the Nevada Secretary of State on February 2, 2005	Incorporated by reference to Exhibit 3.1 to Registrant’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on February 7, 2006 (File No. 333-131651).

4.2	Certificate of Amendment of the Articles of Incorporation of GoFish Corporation (f/k/a Unibio Inc.) filed with the Nevada Secretary of State on September 14, 2006
Incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K dated September 14, 2006 filed with the Securities and Exchange Commission on September 22, 2006 (File No. 333-131651).

4.3	Bylaws of GoFish Corporation (f/k/a Unibio Inc.)	Incorporated by reference to Exhibit 3.2 to Registrant’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on February 7, 2006 (File No. 333-131651).

4.4	GoFish Corporation 2008 Stock Incentive Plan	Filed herewith.

5.1	Opinion of McDonald Carano Wilson LLP	Filed herewith.

23.1	Consent of McDonald Carano Wilson LLP (included in its opinion filed herewith as Exhibit 5.1)	Filed herewith.

23.2	Consent of Rowbotham & Company LLP	Filed herewith.

24.1	Power of Attorney (included on signature page)	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 30th day of July 2008.

GOFISH CORPORATION By: /s/ Tabreez Verjee Name: Tabreez Verjee Title: President

KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitutes and appoints Tabreez Verjee as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Matt Freeman	Chief Executive Officer and Director (Principal Executive Officer)	July 30, 2008
Matt Freeman

/s/ Tabreez Verjee	President and Director	July 30, 2008
Tabreez Verjee

/s/ Lennox L. Vernon	Chief Accounting Officer and Director of Operations	July 30, 2008
Lennox L. Vernon	(Principal Financial and Accounting Officer)

/s/ John Durham	Director	July 30, 2008
John Durham

/s/ Peter Guber	Director	July 30, 2008
Peter Guber

/s/ James Moloshok	Executive Chairman and Director	July 30, 2008
James Moloshok

	Director	July 30, 2008
Riaz Valani

EXHIBIT INDEX

Exhibit No.	Description	Filed Herewith or Incorporated by Reference

4.1	Articles of Incorporation of GoFish Corporation (f/k/a Unibio Inc.) filed with the Nevada Secretary of State on February 2, 2005	Incorporated by reference to Exhibit 3.1 to Registrant’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on February 7, 2006 (File No. 333-131651).

4.2	Certificate of Amendment of the Articles of Incorporation of GoFish Corporation (f/k/a Unibio Inc.) filed with the Nevada Secretary of State on September 14, 2006
Incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K dated September 14, 2006 filed with the Securities and Exchange Commission on September 22, 2006 (File No. 333-131651).

4.3	Bylaws of GoFish Corporation (f/k/a Unibio Inc.)	Incorporated by reference to Exhibit 3.2 to Registrant’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on February 7, 2006 (File No. 333-131651).

4.4	GoFish Corporation 2008 Stock Incentive Plan	Filed herewith.

5.1	Opinion of McDonald Carano Wilson LLP	Filed herewith.

23.1	Consent of McDonald Carano Wilson LLP (included in its opinion filed herewith as Exhibit 5.1)	Filed herewith.

23.2	Consent of Rowbotham & Company LLP	Filed herewith.

24.1	Power of Attorney (included on signature page)	Filed herewith.